Exhibit 10.3

DESCRIPTION OF CATELLUS DEVELOPMENT CORPORATION

LONG-TERM INCENTIVE PLAN

1.	Purpose of Plan

On February 10, 2004, the Compensation and Benefits Committee of the Board of Directors of Catellus Development Corporation (the “Company”) approved the design of a Long-Term Incentive Plan (the “LTIP” or “Plan”). The LTIP was designed in conjunction with the overall executive compensation program for 2004, which included a reduction in the maximum cash bonus opportunities for most executives. The purpose of the LTIP is to reward executives for the creation of stockholder value.

2.	Performance Periods

The performance periods under the LTIP consist of three-year rolling cycles (or terms), starting with the cycle (or term) from January 1, 2004, through December 31, 2006.

3.	Relationship to Catellus Development Corporation 2003 Performance Award Plan

LTIP awards are intended to be performance-based awards under the Catellus Development Corporation 2003 Performance Award Plan.

4.	Performance Unit Awards

LTIP awards are non-voting units of measurement (“Performance Units”) that are deemed to represent one share of the Company’s common stock.

5.	Participation in the Plan

The Compensation and Benefits Committee determines the executives who participate in the LTIP.

6.	Performance Unit Accounts; Dividend Equivalents

Each participant has an account under the LTIP (the “Performance Unit Account”). Each year the Compensation and Benefits Committee will award to each participant a target number of Performance Units, which will be credited to his or her Performance Unit Account. Each participant is entitled to dividend equivalents on his or her Performance Units representing dividends on an equal number of shares of the Company’s common stock. The dividend equivalents are payable by the crediting of additional Performance Units to the participant’s Performance Unit Account.

7.	Performance Targets; Determination of Number of Vested Performance Units

The LTIP performance target is for the Company’s total stockholder return for the applicable three-year term to be at the 50th percentile of the total stockholder returns for the members of the 50 companies (the “NAREIT 50”) comprising the “Real Estate 50” in the NAREIT Real-Time Market Index. The number of Performance Units that ultimately vest at the end of each three-year term will be determined by multiplying the number of Performance Units then credited to each participant’s Performance Unit Account by an adjustment factor determined according to the table below:

Company’s Total Stockholder Return Relative to the NAREIT 50 for the Applicable Three-Year Term	Adjustment Factor
80th percentile or above for the initial term and 75th percentile for any subsequent term	1.5
50th percentile	1.0
20th percentile	0.5
Below 20th percentile for the initial term and below 25th percentile for any subsequent term	0

In the case of performance between the 80th and 20th percentiles (or the 75th and 25th percentiles for any term after the initial term), the adjustment factor will be determined by interpolation.

8.	Payment for Performance Stock Units

The number of Performance Units credited to a participant’s Performance Unit Account after the adjustment described in paragraph 7 above will be payable one-half in the form of an equal number of shares of the Company’s common stock and one-half in cash based on the fair market value of the stock.